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                                                                    EXHIBIT 99.1

                                                        Contact: Brian K. Miller
                                                        Vice President - Finance
                                                        Tyler Technologies, Inc.
                                                                  (972) 713-3720
                                                          bmiller@tylerworks.com

                                                           FOR IMMEDIATE RELEASE


                    TYLER TECHNOLOGIES ANNOUNCES 86% INCREASE
                      IN NET INCOME FOR THIRD QUARTER 2003

                EBITDA INCREASES 55% ON RECORD QUARTERLY REVENUES

DALLAS, OCTOBER 29, 2003 -- Dallas-based Tyler Technologies, Inc. (NYSE: TYL) today reported that net income for the quarter ended September 30, 2003 increased 86% compared with the same quarter of 2002, driven by a 23% increase in software-related revenues.

Net income for the three months ended September 30, 2003 was $3.2 million, or $0.07 per diluted share, while net income for last year's third quarter was $1.7 million, or $0.04 per share.

Total revenues for the quarter ended September 30, 2003 increased 8% to $37.9 million from $35.0 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 23% for the quarter, while appraisal services revenues declined 20%.

Operating income for the quarter ended September 30, 2003 was $5.1 million, an increase of 55%, compared with operating income of $3.3 million in the same quarter of 2002.

Third quarter EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 55% to $7.9 million, or $0.18 per share. EBITDA for the third quarter of 2002 amounted to $5.1 million, or $0.10 per share.

For the nine months ended September 30, 2003, net income amounted to $22.5 million, or $0.50 per diluted share. Included in net income for the nine-month period is an after-tax realized gain of $16.2 million, or $0.36 per share, in connection with the cash sale of Tyler's entire investment in H.T.E., Inc. (HTE) during the first quarter of 2003. Net income for the nine months ended September 30, 2002 was $3.6 million, or $0.07 per share.

Revenues for the nine months ended September 30, 2003 increased 9% to $106.3 million from $97.5 million in 2002. Operating income for the first nine months of 2003 was $9.9 million, an increase of 51% compared to $6.6 million in the first nine months of 2002.

EBITDA for the nine months ended September 30, 2003 was $40.2 million, or $0.89 per share (including $23.2 million, or $0.51 per share, relating to the gross realized gain on the sale of Tyler's investment in HTE). EBITDA for the first nine months of 2002 amounted to $12.3 million, or $0.25 per share.

Tyler ended the third quarter of 2003 with $39.3 million in cash and short-term investments, and no debt. Free cash flow (cash provided by operating activities minus capital expenditures) for the third quarter of 2003 was $11.7 million, compared to $5.0 million for the third quarter of 2002. For the first nine months of 2003, free cash flow was $13.2 million, compared to $6.8 million in the same period last year.

                                     -MORE-


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Tyler Technologies Announces 86% Increase In Net Income

For Third Quarter 2003
October 29, 2003
Page 2


"As we anticipated, Tyler Technologies turned in great results in the third quarter, with record quarterly revenues," said John M. Yeaman, Tyler's President and Chief Executive Officer. "We continued to produce strong growth in our software-related revenues, which in turn fueled an impressive improvement in gross margin. We achieved significant milestones in connection with the successful implementations of the new Odyssey courts system in the state of Minnesota and in Lee County, Florida, which resulted in the recognition of $3.4 million of software license revenue related to those two contracts. We are especially pleased to have recorded our eighth straight quarter of year-over-year increases in software license revenues.

"Tyler's gross margin for the third quarter expanded to 40.8% from 35.2% last year, the result of both a positive shift in revenue mix and a solid increase in gross margins for software services and maintenance. In this year's third quarter, 77.3% of our total revenues were software-related, compared to 67.9% of our revenues in the same quarter last year," added Mr. Yeaman. "In addition, more efficient utilization of our personnel, and increased operating leverage relative to revenue growth, drove software services and maintenance margins up to 32.6% in this year's third quarter from 23.8% in last year's third quarter."

"Tyler's appraisal services revenues declined in line with our expectations as several large projects, including the initial contracts in Nassau County, New York and Lake County, Indiana, have been completed or are winding down. While 2003 is already our best year ever for new appraisal contract signings, and our outlook for that business remains very positive, we expect that in the long term our software-related revenues will grow at a faster rate than appraisal services revenues.

"Our outlook for the current year has not changed," noted Mr. Yeaman. "We continue to expect that total revenues for 2003 will grow between 8% and 10% over 2002. We still expect that fully diluted earnings per share for 2003 will be between $0.53 and $0.55 per share, including $0.36 from the gain on the sale of our investment in HTE. EBITDA for 2003 is expected to be in the range of $44 million to $46 million, including the $23 million gain on the sale of the HTE investment. Our results for the first nine months of the year suggest that we will likely be closer to the upper ends of those ranges. Further, we now expect that total capital expenditures for 2003 will be approximately $9 million.

Mr. Yeaman continued, "Although our market, particularly at the higher end, continues to be impacted by the economy and government budget pressures, we are seeing indications that demand is beginning to strengthen. With solid cash flow and a strong balance sheet, Tyler has the resources and the commitment to improve our products, and our competitive position, each and every quarter. By doing so, we believe we are well-positioned to continue to grow and gain market share."

                                     -MORE-

Tyler Technologies Announces 86% Increase In Net Income

For Third Quarter 2003
October 29, 2003
Page 3


Tyler Technologies has scheduled a conference call for October 30 at 10:30 a.m. Central Time to discuss the Company's third quarter 2003 earnings. The conference call can be accessed by visiting the Company's homepage at www.tylerworks.com. A replay will be available on Tyler's Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler's client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                          (Comparative results follow)

                                      ####





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                            TYLER TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (Amounts in thousands, except per share data)
                                   (unaudited)


                                                           Three Months Ended September 30,    Nine Months Ended September 30,
                                                           --------------------------------    -------------------------------
                                                                2003              2002               2003              2002
                                                             ----------        ----------         ----------        ----------
Revenues: (1)
  Software licenses                                          $    8,400        $    6,469         $   20,017        $   17,047
  Software services                                               9,191             7,064             26,438            17,888
  Maintenance                                                    11,704            10,204             34,337            29,788
  Appraisal services                                              7,440             9,309             21,547            28,080
  Hardware and other                                              1,139             1,928              3,995             4,698
                                                             ----------        ----------         ----------        ----------
    Total revenues                                               37,874            34,974            106,334            97,501

Cost of revenues (1)
  Software licenses                                               2,041             1,349              5,104             3,812
  Software services and maintenance                              14,090            13,161             41,937            36,912
  Appraisal services                                              5,422             6,637             15,309            19,299
  Hardware and other                                                851             1,515              3,007             3,724
                                                             ----------        ----------         ----------        ----------
    Total cost of revenues                                       22,404            22,662             65,357            63,747

  Gross profit                                                   15,470            12,312             40,977            33,754

Selling, general and administrative expenses                      9,678             8,181             28,840            24,672
Amortization of acquisition intangibles                             680               832              2,190             2,497
                                                             ----------        ----------         ----------        ----------
  Operating income                                                5,112             3,299              9,947             6,585

Realized gain on sale of investment in H.T.E., Inc.                  --                --             23,233                --
Legal fees associated with investment in H.T.E., Inc.                --              (365)                --              (650)
Interest income (expense)                                           141               (12)               287                20
                                                             ----------        ----------         ----------        ----------

Income before income tax provision                                5,253             2,922             33,467             5,955
Income tax provision                                              2,020             1,183             10,957             2,364
                                                             ----------        ----------         ----------        ----------
Net income                                                   $    3,233        $    1,739         $   22,510        $    3,591
                                                             ==========        ==========         ==========        ==========

Earnings per common share:
   Basic                                                     $     0.08        $     0.04         $     0.52        $     0.08
                                                             ==========        ==========         ==========        ==========
   Diluted                                                   $     0.07        $     0.04         $     0.50        $     0.07
                                                             ==========        ==========         ==========        ==========

EBITDA (2)                                                   $    7,860        $    5,071         $   40,209        $   12,290
                                                             ==========        ==========         ==========        ==========
EBITDA per diluted share                                     $     0.18        $     0.10         $     0.89        $     0.25
                                                             ==========        ==========         ==========        ==========

Weighted average common shares outstanding:
   Basic                                                         40,464            47,173             43,078            47,401
   Diluted                                                       43,181            49,372             45,218            49,833


(1) Previously reported net revenues and cost of revenues were recast to reclassify certain expenses reimbursable from customers as revenues.

(2) EBITDA consists of income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented.


                                                           Three Months Ended September 30,       Nine Months Ended September 30,
                                                           --------------------------------       -------------------------------
                                                                2003              2002               2003              2002
                                                             ----------         ----------        ----------         ----------
Net income                                                   $    3,233         $    1,739        $   22,510         $    3,591
Amortization of acquisition intangibles                             680                832             2,190              2,497
Depreciation and other amortization included in
  cost of revenues and selling, general and
  administrative expenses                                         2,068              1,305             4,839              3,858
Interest (income) expense                                          (141)                12              (287)               (20)
Income tax provision                                              2,020              1,183            10,957              2,364
                                                             ----------         ----------        ----------         ----------
EBITDA (Nine months ended September 30, 2003 includes
   $23,233 gross realized gain on sale of investment
   in H.T.E., Inc.)                                          $    7,860         $    5,071        $   40,209         $   12,290
                                                             ==========         ==========        ==========         ==========


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                            TYLER TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                       SEPTEMBER 30,
                                                          2003           December 31,
                                                       (unaudited)          2002
                                                       ------------      ------------
ASSETS

Current assets:
     Cash and cash equivalents                          $   14,561        $   13,744
     Short-term investments available-for-sale              24,701                --
     Accounts receivable, net                               30,002            33,510
     Other current assets                                    3,881             4,009
     Deferred income taxes                                   1,197             1,197
                                                        ----------        ----------
           Total current assets                             74,342            52,460

Property and equipment, net                                  6,226             6,819
Investment in H.T.E., Inc.                                      --            27,196
Goodwill and other intangibles, net                         82,873            82,886
Other                                                          824               484
                                                        ----------        ----------

Total assets                                            $  164,265        $  169,845
                                                        ==========        ==========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                     $   49,409        $   40,226
Long-term obligations, less current portion                     --             2,550
Deferred income taxes                                        4,418             8,413
Shareholders' equity                                       110,438           118,656
                                                        ----------        ----------

Total liabilities and shareholders' equity              $  164,265        $  169,845
                                                        ==========        ==========